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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                               CONTACT: WILLIAM R. CROWELL
                                                                Microtest, Inc.
                                                              Tel: 602-952-6400
                                                  Email: wcrowell@microtest.com

                                    CONTACTS: JASON GOLZ, TY GEORGE, DOUG SHERK
                                                  Morgen-Walke Associates, Inc.
                                                              Tel: 415-439-4532
                                        Media:  Ron Heckmann, Christopher Katis
                                                              Tel: 415-439-4513

                                                          CONTACT: PAT ALLENDER
                                                            Danaher Corporation
                                                              Tel: 202-828-0850


         MICROTEST, INC. ENTERS INTO AGREEMENT TO BE ACQUIRED BY DANAHER
                     CORPORATION IN $74 MILLION TRANSACTION

   Company To Become Part of Fluke Networks Subsidiary of Danaher Corporation


         Phoenix, Arizona, June 13, 2001-- Microtest, Inc. (Nasdaq: MTST) today announced that it has entered into a definitive agreement to be acquired by Danaher Corporation (NYSE: DHR) in an all-cash transaction valued at $8.15 per share, or approximately $74 million. Under the terms of the agreement, Microtest will be combined with Danaher's Fluke Networks subsidiary to become the most comprehensive supplier and foremost expert of the installation, maintenance and monitoring of today's in-premise computer networks. In addition, Microtest announced several strategic actions addressing its Network Appliances & Storage
(NAS) division.

         "By combining our successful Network Test & Measurement (NTM) business with Fluke Networks, we unite two highly complementary companies and the leaders in NTM technology," said Vincent Hren, chief executive officer of Microtest. "The transaction provides a seamless transition to an expanded service offering for our customers. Fluke Networks will maintain the strong Microtest commitment to technology innovation, and our customers will continue to be served through our operations in Phoenix. The transaction is at a significant premium to our current market valuation and provides superior value to our shareholders."

         "The complementary combination of Microtest and Fluke Networks will strengthen our ability to deliver network solutions, compete more effectively in the marketplace, and better

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respond to the rapidly changing needs of cabling and networking professionals around the world," indicated Chris Odell, president of Fluke Networks, Inc.

         Recently, Microtest's advisors and board of directors have been evaluating the resources necessary to effectively compete on an ongoing basis in the NAS market. Based on this evaluation, and prior to signing the definitive agreement with Danaher Corporation, Microtest sold its optical NAS product line to a United States-based entity and its Germany-based H+H subsidiary to an employee-led group, and determined to shut down the balance of the NAS operations. Microtest expects to implement a workforce reduction program of approximately 40 employees in conjunction with the NAS restructuring and sale of the Company.

         The transaction, which has been unanimously approved by the board of directors of both companies, is subject to a number of contingencies including regulatory and Microtest shareholder approval. Although the exact timing is uncertain, closing of the transaction is currently expected to occur during the third quarter. SG Cowen has acted as exclusive financial advisor to Microtest and delivered an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Microtest.

         Microtest will host a conference call on Wednesday, June 13, 2001 at 11:00 am PDT to discuss the transaction. Interested parties may listen to the call, Webcast live at http://www.microtest.com/MTST/. The Webcast will also be archived for one week at the same Web address.

ABOUT MICROTEST

         Microtest's purpose is to bring people and information together with innovative technology that simplifies evolving networks. Microtest is a leader in network test and measurement products such as OMNIScanner(R)2, PentaScanner(R), Certifiber(R), and OMNIFiber(R). Headquartered in Phoenix, Microtest has international offices in Sydney, Australia; Sao Paulo, Brazil; Beijing, China; Munich, Germany; Guadalajara, Mexico; Singapore; and Crawley, United Kingdom. Information about Microtest can be found on the Web at www.microtest.com.

ABOUT FLUKE NETWORKS, INC.

         Fluke Networks provides award-winning Network SuperVision solutions(TM) that support the installation, analysis and monitoring of enterprise and telecommunications networks and the



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installation and certification of the fiber and copper cabling forming the backbone for those networks. Headquartered in Everett, Washington, the company has over 400 employees worldwide and distributes its products in more than 50 countries. Information about Fluke Networks can be found on the Web at www.flukenetworks.com.

         Investors and security holders are strongly advised to read the Tender Offer Statement on Schedule TO to be filed by Danaher Corporation with the Securities and Exchange Commission (SEC), the Solicitation/Recommendation statement on Schedule 14D-9 to be filed by Microtest with the SEC, and all other documents filed by either company with the SEC in connection with the proposed transaction, when they become available. These documents will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of these statements and other documents filed by Danaher Corporation and Microtest (when available) at the SEC's Website at www.sec.gov. The Tender Offer Statement and related materials may be obtained for free by directing such requests to Danaher Corporation Investor Relations at 202-828-0850. The Solicitation/Recommendation Statement and other documents filed by Microtest may be obtained by directing such requests to Investor Relations, 602-952-6400.

         This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by reference to words such as "expect", "believe", "anticipate", "plan" or similar expressions and involve risks and uncertainties, including, but not limited to, insufficient shares being tendered by Microtest's stockholders, the non-occurrence of other conditions required for completion of the tender offer, termination of the proposed transaction pursuant to the terms of the definitive agreement, and delays in the closing date of the proposed transaction. Microtest undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.